Exhibit 99.1

Omthera Contact:

Christian Schade

Executive Vice President & Chief Financial Officer

Omthera Pharmaceuticals

T: 908-741-4399

E: info@Omthera.com

Omthera Pharmaceuticals Announces First Quarter 2013 Financial Results

PRINCETON, NJ, May 28, 2013 — Omthera Pharmaceuticals, Inc. (Nasdaq: OMTH), an emerging specialty pharmaceutical company, today announced its financial results for the first quarter of 2013.

Omthera Pharmaceuticals also announced today that it had entered into a definitive merger agreement with AstraZeneca pursuant to which AstraZeneca will acquire Omthera for $12.70 per share, or approximately $323 million. In addition to the cash payment, each Omthera stockholder will receive one Contingent Value Right (CVR) of up to approximately $4.70 for each share they own, equating to $120 million, if specified milestones related to Epanova are achieved, or if a milestone related to global net sales is achieved. This will bring the total potential acquisition value to $443 million.

First Quarter 2013 Financial Results

•                          Omthera reported a net loss of $6.3 million for the first quarter of 2013, compared to a net loss of $9.2 million for the first quarter of 2012.  Net loss applicable to common stockholders for the first quarter of 2013 was $7.3 million, or $3.08 per common share, compared to a net loss of $10.1 million, or $6.18 per common share, for the first quarter of 2012.

•                          Research & Development expenses totaled $0.4 million for the first quarter of 2013, compared to $8.0 million for the first quarter of 2012.  The amounts for the first quarter of 2013 and 2012 include approximately $0.1 million and $0.1 million of non-cash stock-based compensation expense, respectively.  The decrease in Research & Development expenses is primarily due to the completion in 2012 of the Phase III clinical trials associated with Epanova, compared to current period expenses devoted largely to moving Epanova to regulatory approval.

•                          General & Administrative expenses totaled $1.3 million for the first quarter of 2013, compared to $1.1 million for the first quarter of 2012.  The amounts for the first quarter of 2013 and 2012 include approximately $0.1 million and $0.1 million of non-cash stock-based compensation expense, respectively.  The increase in General & Administrative expenses is largely attributable to legal and consulting costs required for intellectual property filings.

•                          As of March 31, 2013, cash and cash equivalents were $14.4 million.  This amount does not include the approximate $58 million in net proceeds from the IPO, which closed in April 2013, nor any of the $12.5 million debt facility, which remains undrawn.

About Omthera Pharmaceuticals, Inc.

Omthera Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development and commercialization of new therapies for dyslipidemia and the treatment of cardiovascular disease. Epanova, currently the Company’s sole product candidate, is a late-stage, novel, omega-3 free fatty acid composition that meaningfully reduces triglycerides, improves other key lipid parameters and is expected to increase patient convenience with 2-gram once-a-day dosing with or without meals. Epanova is a coated soft gelatin capsule containing a complex mixture of polyunsaturated free fatty acids derived from fish oils, including multiple long-chain omega-3 and omega-6 fatty acids, with EPA, DHA, and docosapentaenoic acid being the most abundant forms of omega-3 fatty acids. The Company has completed pharmacokinetic and Phase III clinical studies to investigate the safety and efficacy profile of Epanova. In 2012 the Company reported positive results from its Phase III EVOLVE and ESPRIT trials, both of which were conducted under SPA agreements with the U.S. Food and Drug Administration. Omthera holds worldwide rights to Epanova under a license from Chrysalis Pharma AG, a privately held Swiss company that is the owner of the product.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, the proposed transaction between AstraZeneca and Omthera, Omthera’s expectations regarding the filing of its NDA for Epanova, the timing of product approval and commercial launch and management’s plans, objectives, and strategies. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to enter into future collaborations with pharmaceutical companies; the Company’s product development activities, including the preparation of its NDA for Epanova, as well as to increase capacity and validate the manufacturing process at our suppliers and build inventory for launch; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidate; the Company’s PDUFA date for Epanova; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the accuracy of the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of Epanova; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by Epanova; the Company’s projected markets and growth in markets; the Company’s product formulation and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth discussed under the heading “Risk Factors” contained in Omthera prospectus dated April 11, 2012 filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as well as any updates to these risk factors filed from time to time in the Company’s SEC filings made pursuant to the Securities Exchange Act of 1934, as amended. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

For more information, please visit www.omthera.com

Omthera Pharmaceuticals, Inc.

Condensed Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2012	2013
Operating expenses:
Research and development	$8,049	$357
General and administrative	1,131	1,325
Total operating expenses	9,180	1,682

Operating loss	(9,180)	(1,682)
Other income (expense):
Interest expense, net	—	(4,574)
Other	6	3

Net Loss	$(9,174)	$(6,253)
Dividends on Preferred Stock	$(909)	$(1,094)

Net loss attributable to common shareholders	$(10,084)	$(7,348)

Net loss per share — basic and diluted	$(6.18)	$(3.08)

Weighted average number of shares outstanding (post-split)	1,631,727	2,383,444

Condensed Balance Sheet Information

(In thousands)

	December 31,	March 31,
	2012	2013
		(Unaudited)

Cash and cash equivalents	$2,505	$14,421
Total assets	3,008	18,347
Working capital	(2,816)	(11,991)
Convertible notes	—	17,600
Warrant liability, total	—	4,395
Total liabilities	5,482	26,860
Convertible preferred stock	55,777	55,777
Stockholders’ equity (deficit)	$(58,252)	$(64,290)